Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:

	John P. Jacunski	William T. Yanavitch

	(717) 225-2794	(717) 225-2747

Glatfelter Announces Cash Tender Offer and Consent Solicitation for its 7 1/8% Senior Notes due 2016

York, Pennsylvania – September 19, 2012: P. H. Glatfelter (“Glatfelter”) (NYSE:GLT) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its $200 million outstanding aggregate principal amount of 7 1/8% senior notes due 2016 (the “Notes”). In connection with the Tender Offer, Glatfelter is also soliciting consents for certain amendments to the indenture (the “Indenture”) governing the Notes (the “Consent Solicitation”). The Tender Offer and the Consent Solicitation are being made upon the terms and subject to the conditions described in Glatfelter’s Offer to Purchase and Consent Solicitation Statement dated September 19, 2012 (the “Offer to Purchase”) and the related consent and letter of transmittal. The Tender Offer will expire at 11:59 p.m., New York City time, on October 17, 2012, unless extended or earlier terminated (the “Expiration Time”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the Indenture on or prior to 5:00 p.m., New York City time, on October 2, 2012, unless extended or earlier terminated (the “Consent Payment Deadline”), will be eligible to receive the total consideration offered in the Tender Offer equaling $1,026.25 per $1,000 principal amount of the Notes, which includes a consent payment of $2.50 per $1,000 principal amount of the Notes. Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Time, will be eligible to receive the tender offer consideration offered in the Tender Offer, which equals $1,023.75 per $1,000 principal amount of the Notes, but will not be eligible to receive the consent payment. In addition, holders whose Notes are purchased in the Tender Offer will receive accrued and unpaid interest on their purchased Notes up to, but not including, the applicable settlement date for such Notes.

In the Consent Solicitation, Glatfelter is soliciting from holders of the Notes consents to proposed amendments to the Indenture which would eliminate most of the restrictive covenants, certain events of default applicable to the Notes and certain other provisions contained in the Indenture and the Notes. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes. Any holder who tenders Notes pursuant to the Tender Offer must also deliver a consent in respect of such tendered Notes to the proposed amendments. A Holder may not revoke a consent without withdrawing the previously tendered Notes to which such consent relates. Notes tendered may only be withdrawn, and related consents revoked, on or prior to 5:00 p.m., New York City time, on October 2, 2012, unless extended, except in limited circumstances where additional withdrawal rights are required by law.

Consummation of the Tender Offer and the Consent Solicitation is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, including execution of a supplemental indenture effecting the proposed amendments and satisfactory financing arrangements in an amount that, when combined with cash on hand, will be sufficient to fund the purchase of the Notes tendered in the Tender Offer.

Glatfelter has engaged J. P. Morgan Securities LLC to act as the Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation, U.S. Bank National Association to serve as the depositary for the Tender Offer and the Consent Solicitation and i-Deal LLC to serve as information agent for the Tender Offer and the Consent Solicitation.

Requests for documents may be directed to i-Deal LLC by telephone at (888) 593-9546. Questions regarding the terms of the Tender Offer and the Consent Solicitation may be directed to J. P. Morgan Securities LLC, at (800) 245-8812 (US toll-free) and (212) 270-1200 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes. The Tender Offer and the Consent Solicitation are being made solely by the Offer to Purchase and the related consent and letter of transmittal, which sets forth the complete terms and conditions of the Tender Offer and Consent Solicitation.

Caution Concerning Forward-Looking Statements

Certain statements included in this press release may be “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, change in demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, cost reduction initiatives, the cost, and successful design and construction, of the Composite Fibers capacity expansion project, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.

Any forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Any forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.